SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) November 15, 2004

            TRANSTECH INDUSTRIES, INC.
(Exact name of registrant as specified in charter)


   Delaware                0-6512                22-1777533
(State or other          (Commission          (IRS. Employer
jurisdiction of          File Number)         Identification No.)
incorporation)

  200 Centennial Ave., Piscataway, N.J.                 08854
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (732)981-0777

(Former name or former address, if changed
since last report.)                                Not applicable


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]  Written communications pursuant to Rule 425 under the Securities Act.

[]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

                                             Page 1 of 6 pages

Item 8.01.  OTHER EVENTS.

Press Release

      The following is the text of the press release dated November 15, 2004 reporting Transtech Industries, Inc.'s results of operations for the three and nine month periods ended September 30, 2004.

           TRANSTECH INDUSTRIES, INC. REPORTS RESULTS
 FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004

     PISCATAWAY, N.J., November 15, 2004 - Robert V. Silva, President and Chief Executive Officer of Transtech Industries, Inc. (OTC BULLETIN BOARD:TRTI) announced the results of operations for the three and nine month periods ended September 30, 2004. The Company's subsidiaries perform environmental services and generate electricity utilizing methane gas as fuel.

     Gross revenues of the environmental services segment for the three months ended September 30, 2004 were $247,000 versus $213,000 for 2003. Revenues for the electricity generation segment for the period in 2004 were $100,000 compared to $49,000 in 2003. Net consolidated revenues (after the elimination of inter-company environmental services sales) for the three months of 2004 and 2003 were $100,000 and $51,000, respectively.

     The cost of operations for the three months ended September 30, 2004 and 2003 were $401,000 and $376,000, respectively. The net increase in expenses was primarily due to increased professional fees and personnel related expenses.

     Other net income for the three months ended September 30, 2004 was $17,000 versus a net expense of $28,000 for 2003. The increase was primarily due to a reduction in interest accrued on the Company's estimated federal income tax liability discussed below.

     An income tax benefit of $133,000 and $378,000 was recognized for the three months ended September 30, 2004 and 2003, respectively.

     On July 28, 2004 the Company announced the acceptance of the Company's Offer in Compromise by the Internal Revenue Service. The difference between the total payments required under the Offer and the federal tax and interest obligation previously accrued by the Company has been reported as an extraordinary gain of $2,332,000 in the Company's results for the period ended September 30, 2004. The gain is not subject to income tax.

     Net income for the three months ended September 30, 2004 was $2,181,000 or $.73 per share versus a net income of $25,000 or $.01 per share for 2003.

     Gross revenues of the environmental services segment for the nine months ended September 30, 2004 were $721,000 versus $743,000 for 2003. Revenues for the electricity generation segment for 2004 were $262,000 versus $178,000 for 2003. Net consolidated revenues (after the elimination of inter-company environmental services sales) for the nine months of 2004 and 2003 were $262,000 and $248,000, respectively.

     The cost of operations for the nine months ended September 30, 2004 and 2003 were $1,213,000 and $1,294,000, respectively. The net decrease in expenses was primarily due to the reduction in professional fees and bad debt expense.

     Other net expense for the nine months ended September 30,2004 and 2003 were $9,000 and $65,000, respectively. The decrease was primarily due to increased rental income and a reduction in interest accrued on the Company's estimated federal income tax liability.

     An income tax benefit of $323,000 and $378,000 was recognized for the nine months ended September 30, 2004 and 2003, respectively.

     An extraordinary gain of $2,332,000 was recognized in the period for 2004 due to the reduction in federal income taxes and interest payable as a result of the IRS acceptance of the Company's Offer in Compromise.

     Net income for the nine months ended September 30, 2004 was $1,695,000 or $.57 per share compared to net loss of $(733,000) or $(.25) per share for 2003.

     The previously mentioned Offer in Compromise was accepted by the United States Internal Revenue Service (the "IRS") by letter dated July 21, 2004 and obligates the Company to pay a total of $2,490,000 in satisfaction of the assessed income taxes and interest for the years 1980 through 1996 stemming from the settlements of litigation before the Tax Court. A portion of the amount due, $810,000 was paid during October 2004. The balance due is to be paid in monthly installments payable over nine years. Interest will not be imposed on the amount outstanding.

     Also previously announced, the Company is a defendant in a suit brought by U.S. Environmental Protection Agency ("EPA") regarding the Kin-Buc Landfill.
EPA seeks reimbursement of response costs totaling approximately $4.2 million and penalties totaling approximately $18.1 million. The N.J. Dept. of Environmental Protection initiated a similar suit regarding the Kin-Buc Landfill in September 2002, seeking unspecified un-reimbursed response costs and natural resource damage claims. The Company has been indemnified against the non-penalty portions of the Kin-Buc claims pursuant to a 1997 litigation settlement. Also in September 2002, EPA issued a notice to the Company and other PRPs seeking a total of $9.5 million for reimbursement of past costs and contribution to the cleanup plan for a portion of a site of past operations located in Carlstadt, NJ.

     The Company is unable to predict the outcome of the matters described above or reasonably estimate a range of possible losses given the current status of the proceedings. The Company continues to contest the charges vigorously.

     The Company continues to face significant short-term and long-term cash requirements for its federal income tax obligations, as well as professional and administrative costs, and remediation costs associated with sites of past operations. Although the Company continues to pursue the sale of property held for sale and claims against non-settling insurance carriers for recoveries of past remediation costs, no assurance can be given that the timing or amount of the proceeds from such sources will be sufficient to meet the cash requirements of the Company.

     This news release may contain forward-looking statements as defined by federal securities laws, that are based on current expectations and involve a number of known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risks and uncertainties include among others, the following: general economic and business conditions; the ability of the Company to implement its business strategy; the Company's ability to successfully identify new business opportunities; changes in the industry; competition; the effect of regulatory and legal proceedings. The forward-looking statements contained in this news release speak only as of the date of release; and the Company does not undertake to revise those forward-looking statements to reflect events after the date of this release.

     Presented below are the consolidated balance sheet and comparative consolidated statements of operations for the three and nine- month periods ended September 30, 2004.

                           TRANSTECH INDUSTRIES, INC.
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                            As of September 30, 2004
                                   (In $000's)

                                     Assets

Cash and cash equivalents                             $ 1,810
Marketable securities                                   2,691
Accounts receivable, net of reserves                      336
Refundable income taxes                                   993
Other current assets                                      464
   Total current assets                                 6,294
Assets held for sale                                    1,312
Other assets                                              491
   Total assets                                       $ 8,097

                      Liabilities and Stockholders' Equity

Income taxes payable                                  $ 1,029
Accounts payable and other current
  liabilities                                           1,073
   Total current liabilities                            2,102
Income taxes payable                                    1,425
Accrued remediation and closure costs                   2,054
Other liabilities                                          65
Stockholders' equity                                    2,451
      Total Liabilities and Stockholders' Equity      $ 8,097

                           TRANSTECH INDUSTRIES, INC.
                                AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
                       (In $000's, except per share data)

                                           For the Three Months
                                            Ended September 30,
                                          2004               2003

Gross Revenues                         $   347             $  262
Less: Inter-company                       (247)              (211)
Net Revenues                               100                 51
Cost of operations                        (401)              (376)
Other income (expense)                      17                (28)
Income (taxes) credit                      133                378
Extraordinary gain (a)                   2,332                 -
Net income (loss)                      $ 2,181             $   25

Income (loss) per common share:
  Net income (loss)                      $ .73              $ .10
Number of shares used in
  calculation                        2,979,190          2,979,190



                                            For the Nine Months
                                            Ended September 30,
                                          2004               2003

Gross Revenues                         $   983            $   921
Less: Inter-company                       (721)              (673)
Net Revenues                               262                248
Cost of operations                      (1,213)            (1,294)
Other income (expense)                      (9)               (65)
Income (taxes) credit                      323                378
Extraordinary gain (a)                   2,332                  -
Net income (loss)                      $ 1,695            $  (733)

Income (loss) per common share:
  Net income (loss)                      $ .57             $ (.25)
Number of shares used in
  calculation                        2,979,190          2,979,190


(a) Resulting from reduction of accrued federal income taxes and related interest.


                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              TRANSTECH INDUSTRIES, INC.
                              (Registrant)


                              By: /s/ Andrew J. Mayer, Jr.
                                 Andrew J. Mayer, Jr., Vice
                                 President-Finance, Chief
                                 Financial Officer and
                                 Secretary

Dated:  November 15, 2004